EXHIBIT 99
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SPIRE CORPORATION                                          FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE

CONTACT:  SPIRE BIOMEDICAL, INC.
          MARK C. LITTLE
          CHIEF EXECUTIVE OFFICER
          (781) 275-6000, MLITTLE@SPIRECORP.COM


                SPIRE COPORATIN RECEIVES FDA CLEARANCE TO MARKET
                              HEMODIALYSIS CATHETER


POURCHEZ XPRESSO(TM) PATENTED SEPARATED-TIP CATHETER DESIGN OFFERS SUPERIOR KINK-RESISTANCE AND HIGHER FLOWS AT LOWER PRESSURES

Bedford, MA -- April 16, 2002 -- Spire Corporation (Nasdaq: SPIR) announced today that Spire Biomedical, Inc., its wholly-owned subsidiary, has received 510(k) clearance from the U.S. FDA to market its patented Pourchez XpressO hemodialysis catheter with separated tips. The Company estimates that the dialysis catheter market is over $100 million in the U.S. and $250 million worldwide. The Company plans to begin selling the product immediately through a nationwide network of specialty medical product distributors.

Dialysis therapy is the only treatment available for kidney failure, other than a kidney transplant. Currently, there are nearly 300,000 end-stage renal disease
(ESRD) patients in the U.S. and nearly one million worldwide. In the U.S. alone, nearly $15 billion is spent annually to care for ESRD patients, most of whom rely on a catheter for blood access at some point in their treatment.

Pourchez Xpresso Designed to Improve Patient Care
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The innovative Pourchez XpressO catheter was designed to improve long-term vascular access and enhance therapy for dialysis patients suffering from ESRD. The catheter provides higher blood flows at lower pressures compared to competing catheters, kink resistance and minimal recirculation, all clinically desired features.

Thomas M. Vesely, M.D., commented, "There is a dire need for advances in hemodialysis catheter design. I am very excited by the unique combination of benefits offered by the Pourchez XpressO and look forward to using it in my practice." Dr. Vesely is Associate Professor of Radiology and Surgery at The Mallinckrodt Institute of Radiology, which is part of the School of Medicine at Washington University in St. Louis, MO.

Spire Biomedical, Inc.'s Medical Products Group
-----------------------------------------------
Mark Little, Chief Executive Officer of Spire Biomedical, Inc., said, "The 510(k) clearance represents a significant milestone in the expansion of Spire Biomedical, Inc.'s business into the medical products marketplace. For over fifteen years, we have provided biotechnology surface treatment services to makers of orthopedic joint implants, catheters, guidewires and other medical devices. Manufacturing our own medical products will allow us to realize the higher margins associated with these devices."

PJ. Anand, Spire Biomedical's Vice President of Business Development, who is leading the Company's drive into finished medical devices, noted, "Standard catheters can kink during or after insertion, resulting in obstruction of blood flow and the need for additional intervention. The Pourchez XpressO catheter's kink-resistant design with free-floating separated tips increases placement flexibility, reduces recirculation of dialyzed blood and minimizes complications that may arise in competitors' catheters. The advanced Sil-o-Flex(TM) silicone material and the patented one-piece fabrication process improve patient comfort and minimize vessel trauma. We believe the product is an ideal platform to incorporate our surface bio-engineering technologies to reduce complications due to inflammatory response, thrombosis and infection."

Dr. Thierry Pourchez, inventor of the Pourchez XpressO catheter, stated, "I am extremely pleased that this catheter design will soon become available for dialysis treatment. I believe that it will be of tremendous benefit to ESRD patients worldwide."

About Spire Biomedical, Inc.
----------------------------
Spire Biomedical, Inc., a wholly-owned subsidiary of Spire Corporation, provides premium medical products and biotechnology services for improving the performance of implantable medical devices. For more information, visit Spire Biomedical, Inc.'s web site at www.spirebiomedical.com.

Spire Corporation also provides solar electric systems for distributed power generation and is a leading supplier of solar electric module manufacturing equipment and turnkey solar energy businesses. For more information, please visit Spire Corporation's web site at www.spirecorp.com.

Certain matters discussed in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.